UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

GEOVAX LABS, INC.

(Name of Registrant as Specified In Its Charter)

_____________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GEOVAX LABS, INC.
1900 Lake Park Drive
Suite 380
Smyrna, Georgia 30080

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are hereby notified that a Special Meeting of Stockholders of GeoVax Labs, Inc. (the “Company” or “GeoVax”) will be held on April 15, 2019 at 8:30 a.m. Eastern Daylight Time, at the offices of Womble Bond Dickinson (US) LLP, 271 17th Street, NW, Suite 2400, Atlanta, Georgia 30363, for the purpose of considering and voting upon the following proposals:

•

To approve the grant of discretionary authority to our Board of Directors to amend our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding Common Stock at a ratio within the range of 1-for-100 to 1-for-500, as selected by our Board of Directors:

•	To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies to vote in favor of the reverse stock split proposal.

Holders of our Common Stock owning such shares of record at the close of business on February 15, 2019 are entitled to attend and vote at the Special Meeting and any continuation or adjournment thereof. The Company does not contemplate discussing any other business at the meeting.

The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Special Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each proposal.

Your vote is very important. Please vote whether or not you plan to attend the Special Meeting. Your promptness in voting will assist us in ensuring that a quorum is present or represented. The Notice of Internet Availability of Proxy Materials contains instructions on how to vote online or by telephone. If you have received a paper copy of our proxy materials, please mark, date, and sign and return the enclosed proxy card in the accompanying reply envelope to ensure receipt by our tabulator. You may also vote on-line or by phone by following the instructions contained in the accompanying Proxy Statement. You may attend the Special Meeting and vote your shares in person if you wish.

By Order of the Board of Directors,

Mark W. Reynolds
Corporate Secretary

March 4, 2019
Smyrna, Georgia

i

TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS	i
PROXY STATEMENT	1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	1
PROPOSAL 1 - TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE STOCK SPLIT	4
PROPOSAL 2 - TO ADJOURN THE SPECIAL MEETING, IF NECESSARY TO SOLICIT ADDITIONAL PROXIES FOR THE REVERSE STOCK SPLIT PROPOSAL	9
SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL STOCKHOLDERS	10
OTHER MATTERS	12
ANNEX A	A-1

ii

GEOVAX LABS, INC.
1900 Lake Park Drive
Suite 380
Smyrna, Georgia 30080

PROXY STATEMENT

For The
SPECIAL MEETING OF STOCKHOLDERS
To Be Held April 15, 2019

This Proxy Statement is furnished in connection with the solicitation of your proxy on behalf of the Board of Directors (the “Board”) by GeoVax Labs, Inc., a Delaware corporation, for use at our Special Meeting of Stockholders to be held at the offices of Womble Bond Dickinson (US) LLP, 271 17th Street, NW, Suite 2400, Atlanta, Georgia 30363, on April 15, 2019, at 8:30 a.m. Eastern Daylight Time and at any meeting following adjournment or postponement thereof. Our Board of Directors has fixed the close of business on Friday, February 15, 2019, as the record date (“Record Date”) for determining GeoVax stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders. On or about March 4, 2019, the Company started mailing to its stockholders a Notice of Internet Availability of Proxy Materials (a “Notice”). The Notice contains instructions on how to access this Proxy Statement and vote online or by telephone. The Notice also contains instructions on how stockholders can receive a paper copy of the Company’s proxy materials, including this Proxy Statement, and a form of proxy card or voting instruction card. Stockholders who receive a paper copy of the Company’s proxy materials, including a Proxy Statement and a form of proxy card or instruction card may vote online, by telephone or by mail. The Notice of Special Meeting of Stockholders, Proxy Statement and Form of Proxy are available at www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What am I Voting On?

There are two proposals, which we refer to as the “Proposals,” to be voted on at the Special Meeting:

•

Proposal 1 - To approve the grant of discretionary authority to our Board of Directors to amend our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding Common Stock at a ratio within the range of 1-for-100 to 1-for-500, as selected by our Board of Directors:

•	Proposal 2 - To approve the adjournment of the Special Meeting, if necessary to solicit additional proxies for the reverse stock split proposal.

Who is Entitled to Vote?

Holders of our Common Stock as of the close of business on February 15, 2019 (the “Record Date”) may vote at the Special Meeting. Holders of our Common Stock have one vote for each share of Common Stock held on the Record Date. See “How Do I Cast My Vote?” below.

How Does the Board Recommend I Vote?

Our Board of Directors recommends that you vote your shares:

•	“FOR” the Proposal to grant our Board of Directors discretionary authority to effect a reverse stock split; and

•	“FOR” the Proposal to permit the adjournment of the Special Meeting, if necessary, to solicit additional proxies.

You should carefully consider the detailed discussion of these Proposals contained later in this Proxy Statement before voting your shares. If no instructions are indicated, your proxy will be voted FOR each Proposal.

How Do I Cast My Vote?

Persons who hold shares of our Common Stock directly on the Record Date and not through a broker, bank or other financial institution (“Record Holders”) may vote by the following methods:

•	Vote by Internet - Over the Internet, by going to www.proxyvote.com. Have your proxy card or Notice Regarding Availability of Proxy Materials in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.
•	Vote by Telephone - Over the telephone, by dialing 1-800-690-6903 from any touch-tone telephone. Have your proxy card or Notice Regarding Availability of Proxy Materials in hand when you call and follow the instructions.
•	Vote by Mail - By mail using the enclosed proxy card. Please complete, sign and date your proxy card and return it promptly in the envelope provided or mail it to Vote Processing, c/o Broadridge, 91 Mercedes Way, Edgewood, New York 11717. When the proxy card is properly executed, dated, and timely returned, the shares it represents will be voted in accordance with its instructions.
•	Vote by Attendance- By attending the Special Meeting in person and voting.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on April 14, 2019.

Persons who hold shares of our Common Stock indirectly on the Record Date through a brokerage firm, bank or other financial institution (“Beneficial” Holders or “Street Name” Holders) must return a voting instruction form to have their shares voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from Beneficial Holders may either vote these shares on behalf of the Beneficial Holders or return a proxy leaving these shares un-voted (a “Broker Non-Vote”). A large number of banks, brokerage firms and other nominees participate in online programs which provide the opportunity to vote over the Internet or by telephone to eligible Beneficial Holders. Beneficial Holders who elect to access the proxy materials electronically over the Internet through an arrangement with their brokerage firm, bank or other nominee should receive instructions from their brokerage firm, bank or other nominee on how to access the stockholder information and voting instructions. In order to vote shares held by a Beneficial Holder in person at the Special Meeting, a proxy issued in the owner’s name must be obtained from the stockholder of record (typically your brokerage firm, bank or other nominee) and presented at the Special Meeting.

Will Stockholders be Asked to Vote on Any Other Matters?

We do not anticipate that any other matters will be considered at the Special Meeting. If, however, any other matter properly comes before the Special Meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote the proxy in accordance with their best judgment on any such matter.

May I Revoke My Proxy?

You may revoke your vote at any time before your proxy is voted at the Special Meeting. The action you must take to revoke your vote will be different depending on whether your shares are held by you directly as the Record Holder or if your shares are held in “street name” by a broker, bank or nominee on your behalf.

If you are the Record Holder of your shares, you may change your vote by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting.
•	Voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Daylight Time, on April 14, 2019.
•	Attending the meeting and notifying the election official that you wish to revoke your proxy and vote in person.
•	Sending a written revocation or a duly executed proxy bearing a later date to us at our principal offices.

If you are a Street Name Holder and your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank for revoking your proxy.

What is the Quorum Requirement for the Special Meeting?

We need a quorum of stockholders in order to hold the Special Meeting. A quorum exists when at least a majority of the outstanding shares of our Common Stock entitled to vote are represented, either in person or by proxy, at the Special Meeting. As of the Record Date, there were 258,043,476 shares of our Common Stock outstanding and entitled to vote. Accordingly, 129,021,739 shares of our Common Stock must be present either in person or by proxy for a quorum. Abstentions and Broker Non-Votes will be counted as present for purposes of determining the presence of a quorum.

If a quorum is not present or represented at the meeting, the Chairman of the meeting or the stockholders holding a majority in voting power of the shares of Common Stock entitled to vote and present in person or represented by proxy, have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting, until a quorum is present or represented. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

What Vote is Required for Approval of the Proposals?

Assuming the presence, in person or represented by proxy, of a quorum:

•	The vote required to approve the Proposal with respect to the reverse stock split is the affirmative vote of a majority of our outstanding shares entitled to vote on that Proposal; and

•	The vote required to approve the Proposal with respect to adjournment of the Special Meeting is that the votes cast in favor must exceed the votes cast against that Proposal.

Because abstentions constitute shares present and entitled to vote for all purposes, they will have the effect of a vote against the respective Proposals. Because broker non-votes are not considered present and entitled to vote for purposes of each Proposal, they will not be counted as a vote in favor of or a vote against the respective Proposals and will have no effect on the outcome of the vote.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or one proxy card?

Your shares are probably registered in more than one account. You should vote all of your shares.

Where do I find the voting results of the Special Meeting?

We will report the voting results in a current report on Form 8-K within four business days after the end of the Special Meeting.

Who Will Pay the Costs of Soliciting Proxies for the Special Meeting?

The cost of preparing, emailing, and assembling and mailing this proxy statement and the form of proxy will be borne by GeoVax. Directors, officers and emailing, and employees of GeoVax may also solicit proxies personally or by mail, telephone, or electronic means. No compensation will be paid for such solicitations. In addition, we will bear the reasonable expenses of brokerage houses and other custodians, nominees and fiduciaries who, at our request, may send proxies and proxy solicitation material to their clients and principals. The Company has engaged Innisfree M&A Incorporated (“Innisfree”) to solicit proxies from brokerage firms, banks and institutional holders of shares. Innisfree will be paid a fee of $5,000 plus reimbursement of expenses for its services. The Company will bear the cost of such solicitation.

PROPOSAL 1 - TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO IMPLEMENT A REVERSE STOCK SPLIT

Our Board of Directors has unanimously approved, and is seeking stockholder approval of, a Proposal to permit the Board of Directors (in the event it is deemed by the Board to be advisable) to file a Certificate of Amendment to our Certificate of Incorporation, in substantially the form set forth in Annex A to this Proxy Statement, to effect a reverse stock split of our issued and outstanding Common Stock at a ratio within the range of 1-for-100 to 1-for-500, as selected by the Board. The Board has determined that the amendment is advisable and in the best interests of the Company and our stockholders and recommends that our stockholders approve the amendment. The text of Annex A remains subject to modification to include such changes as may be required by the Secretary of State of the State of Delaware and as the Board deems necessary or advisable to implement a reverse stock split at an authorized ratio selected by the Board.

If you approve the reverse stock split, you will be approving a specified range of ratios and authorizing the Board to select, in its sole discretion, which of those ratios is appropriate. The Board would effect the reverse stock split by filing the Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware at any time after approval of the amendment pursuant to which, as appropriate, the specified number of shares of our outstanding Common Stock would be combined into one share of our Common Stock. If the reverse stock split is approved and implemented, we will not reduce the number of authorized shares of our Common Stock.

If the reverse stock split is effected, there will be a proportionate decrease in the number of shares of Common Stock that each share of our several series of outstanding preferred stock may be converted into.

The Board reserves the right to elect not to proceed, and to abandon, the reverse stock split if it determines, in its sole discretion, that the reverse stock split is not in the Company’s best interests or that of our stockholders.

Purposes of the Reverse Stock Split

General – In the event that we undertake a public offering of our Common Stock, an investment banker, in all likelihood, will advise us that as a condition to completing our public offering, we will need to list our shares on the Nasdaq Capital Market (“Nasdaq”). Nasdaq has several quantitative listing criteria that companies must satisfy in order for their shares to be listed, including a minimum bid price per share of $4.00. Our Common Stock, which currently trades on the OTCQB market under the symbol “GOVX”, could not presently qualify for listing on Nasdaq because its price is below minimum requirements of Nasdaq. A reverse stock split, by raising our Common Stock sale price, will be intended to remove this impediment to listing with Nasdaq.

Our Board anticipates that a public offering is likely and would be in the best interests of the Company and stockholders as it would finance our operations and may provide substantially more liquidity for our stockholders. The timing of such public offering would be determined by the Board subject to satisfactory conditions necessary to for its successful completion. At the appropriate time, by amending our Certificate of Incorporation and thereby effecting the reverse stock split, the Company anticipates that it would be able to satisfy the stock price condition for listing on Nasdaq, and if it satisfies all of the other listing criteria, proceed with a public offering, satisfy its financing needs and provide more liquidity for our stockholders.

Additionally, the Board believes that, in the future, implementation of the reverse stock split may help us to:

•	continue to finance the Company until it can generate positive cash flow;

•	if we successfully list on Nasdaq, increase our visibility, encourage investor interest and improve the marketability of our Common Stock to a broader range of investors, and thus improve liquidity;

•	create a capital structure that better reflects a potentially profitable company;

•	better match the number of shares outstanding with the size of the Company in terms of market capitalization, stockholders’ equity, operations and potential earnings;

•	facilitate higher levels of institutional stock ownership where investment policies generally prohibit investments in lower-priced securities.

Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The Board believes that the possible higher market price resulting from the reverse stock split may, to some extent, reduce the negative effects on the marketability and liquidity of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage firms described above.

The purpose of seeking stockholder approval of a range of exchange ratios (rather than a fixed exchange ratio) is to provide the Board with the flexibility to achieve the desired results of the reverse stock split. We believe that leaving the ratio to the discretion of the Board will provide the flexibility to implement the reverse stock split in a manner designed to maximize the desired results and anticipated benefits for our shareholders. In determining a ratio, if any, following the receipt of shareholder approval, the Board may consider, among other things, factors such as:

•	historical trading price and trading volume of the Common Stock;

•	the number of shares of Common Stock issued and outstanding;

•	the then-prevailing trading price and trading volume of the common stock and the anticipated impact of the reverse stock split on the trading market for the Common Stock

•	the listing standards of Nasdaq; and

•	prevailing general market and economic conditions.

The Board believes that the potential positive effects of a reverse stock split can outweigh the potential negative effects and intends to implement the proposed split only if they conclude that to be the case. In making that evaluation the Board will take into account various negative factors including: (i) the negative perception of reverse stock splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; (iii) the number of record holders who will own odd lots (less than 100 shares) and round lots (100 shares is a “round lot”) after the reverse stock split; and (iv) the costs associated with implementing a reverse stock split. The effect of the reverse stock split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. It is also possible that a reverse stock split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the per share price, which depends on many factors.

Recent Transactions -- We are currently authorized to issue up to 600,000,000 shares of Common Stock. As of February 15, 2019, the record date, 258,043,476 shares of our Common Stock were issued and outstanding and entitled to vote at the Special Meeting. As of that date, 484,469,418 (80.7%) of our authorized shares of Common Stock were either issued or reserved for issuance. The shares reserved for issuance include shares reserved for issuance upon conversion of our then-outstanding preferred stock, shares which have been reserved for issuance under our 2016 Equity Incentive Plan (“Plan”), but have not yet been associated with grants under the Plan, shares subject to options granted to our employees, officers or directors under the Plan, and shares reserved for issuance pursuant to warrants.

On February 18, 2019, we entered into Exchange Agreements with two accredited investors (the “Investors”), pursuant to which they exchanged Series C Convertible Preferred Stock (“Series C Stock”), and Series E Convertible Preferred Stock (“Series E Stock”), held by them for a newly created Series F Convertible Preferred Stock of the Company (“Series F Stock”), and extended the due date of notes in the principal amount of $250,000 due to them from the Company. The number of shares of Common Stock currently issuable upon conversion of all of the Series F Stock increased by 32,830,188 shares, as compared to conversion of all of the Series C Stock and Series E Stock.

On February 25, 2019, we entered into a Securities Purchase Agreement with the Investors providing for the sale to them of up to 1,000 shares of our Series G Convertible Preferred Stock (the “Series G Preferred”) and related warrants (“Warrants”) for gross proceeds to the Company of up to $1.0 million, to be funded at up to three different closings. The Series G Preferred may be converted at any time at the option of the Purchasers into shares of our Common Stock (“Conversion Shares”). At each closing each Purchaser will also receive a Warrant to purchase shares of our Common Stock (“Warrant Shares”) equal to 100% of the Conversion Shares underlying the Series G Preferred issued for cash.

The first closing, on February 26, 2019, involved the issuance of 500 Series G Preferred (convertible into 33,333,333 Conversion Shares) and related warrants (exercisable for 16,666,666 Warrant Shares) in exchange for the payment by the Purchasers of $250,000 in the aggregate, plus the cancellation by them of the promissory notes to them in the aggregate amount of $250,000. At each of the second and third closings, the Company may elect to receive up to $250,000 and upon receipt of this amount would then be required to issue Series G Preferred convertible into no less than 33,333,333 Conversion Shares, and Warrants convertible into no less than 33,333,333 Warrant Shares.

After the first closing, 567,299,604 (94.5%) of our authorized shares of Common Stock were either issued or reserved for issuance (excluding Conversion Shares and Warrant Shares reserved for issuance at the second or third closings), leaving 32,700,396 shares of authorized Common Stock available for future use. This number of shares is insufficient for us to raise all of the funds the Company might obtain at the second and third closings.

The number of authorized shares of Common Stock will not be reduced if the reverse stock split is implemented. In that event, the Company will have a sufficient number of shares available for issuance upon conversion of Series G Stock and exercise of Warrants issued in the second and third closings, permitting us to raise the full $500,000 provided for. A significant number of shares of Common Stock, numbering over 500,000,000, will then be available for future transactions.

Other than issuances pursuant to the second and third closings, our incentive plans and currently outstanding warrants and convertible preferred stock, as of the date of this Proxy Statement, we have no current plans, arrangements or understandings regarding the issuance of any additional shares that would be become available for issuance pursuant to this proposal and there are no negotiations pending with respect to the issuance thereof for any purpose. The Board of Directors does not intend to issue any Common Stock except on terms which the Board deems to be in the best interests of the Company and its then existing stockholders.

Board Determination – After considering the foregoing factors, the Board determined that submitting this Proposal for approval by stockholders is in our best interests and that of our stockholders. The Board reserves the right not to implement the reverse stock split if the Board does not deem it to be in the Company’s best interests or that of our stockholders.

Effect of the Reverse Stock Split on Holders of Common Stock

If the reverse split is implemented, each stockholder will own a reduced number of shares of our Common Stock with such number of shares dependent on the ratio selected by the Board. For example, if the Board approves of a 1-for-100 reverse split, a stockholder owning 1000 shares of Common Stock prior to such reverse stock split would hold 10 shares of Common Stock following such reverse stock split. The higher the ratio, the greater the reduction of related shares each stockholder, post reverse stock split, will experience.

The reverse stock split will be realized simultaneously and uniformly for all holders of our Common Stock and will not affect any stockholder’s percentage ownership interest in our Company. The actual number of shares of common stock issued and outstanding after giving effect to the reverse stock split, if implemented, will depend on the reverse stock split ratio.

Record Holders -- Our stockholders of record hold their shares in certificated form, direct registration system (DRS) form, book-entry form or some combination of certificated, DRS and book-entry form. If the reverse stock split is implemented, all stockholders of record will receive a transmittal letter from our transfer agent, American Stock Transfer & Trust Company, who we expect to act as our exchange agent if the reverse stock split is implemented. The letter of transmittal will contain instructions on how to surrender your certificates, if any, representing your shares of our pre-split Common Stock to American Stock Transfer & Trust Company, as well as certain other necessary information. Expenses incurred by us with respect to the exchange of shares held of record, including but not limited to expenses arising from the exchange of shares held in DRS and book-entry form, will be borne by GeoVax.

Beneficial Holders -- Upon the effectiveness of the reverse stock split, shares held by stockholders in “street name,” through a bank, broker or other nominee, will be treated in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to implement the reverse stock split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than those that apply to registered stockholders for processing the reverse stock split and treatment of fractional share interests. If a stockholder holds shares of our Common Stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

We do not intend for the reverse stock split to constitute, or be the first step in a series of plans or proposals for, a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934. Following the reverse stock split, we intend for our Common Stock to remain registered under the Securities Exchange Act of 1934 and to continue to comply with the reporting requirements of such Act.

If the proposed reverse stock split is implemented, subject to any potential listing on an exchange, such as Nasdaq, we expect that our Common Stock will continue to be reported on the OTCQB market under the symbol “GOVX” (although the letter “D” will be added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred) and our Common Stock will have a new CUSIP (Committee on Uniform Securities Identification Procedure) number.

Effect of the Reverse Stock Split on Options, Warrants, and Convertible Preferred Stock

If the reverse stock split is approved and effected, proportionate adjustments, based upon the reverse stock split ratio, will be made to the per share exercise price and the number of shares of common stock issuable upon the exercise or conversion of all outstanding options, warrants and convertible Preferred Stock entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid pursuant to such options and warrants upon exercise, and approximately the same proportionate number of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares of Common Stock reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio.

Authorized Shares

If and when the Board elects to effect the reverse stock split, we will not reduce the number of authorized shares of common stock in proportion to the reverse stock split ratio. Therefore, upon effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued or outstanding will increase substantially because the proposed reverse stock split will not reduce the number of authorized shares, while it will reduce the number of outstanding shares.

If and when the Board elects to effect the reverse stock split, we will not also reduce the number of authorized shares of preferred stock. As of the Record Date, we have 10,000,000 shares of preferred stock authorized and this amount will not be changed as a result of the potential reverse stock split

Procedure for Implementing the Reverse Stock Split

If the reverse stock split is approved by the stockholders and the Board implements the reverse stock split, the reverse stock split would become effective at such time as the amendment to our Certificate of Incorporation, the form of which is attached hereto as Annex A, is filed with the Secretary of State of Delaware. Following the reverse stock split, each certificate representing shares of our Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split. The number of shares of Common Stock the Company is authorized to issue will not be reduced.

Fractional Share Interests

We do not intend to issue fractional shares in connection with or as a result of the reverse stock split. Therefore, we do not expect to issue certificates representing fractional shares. If the reverse stock split is approved and effected, stockholders of record who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the reverse stock split ratio will be rounded up to the nearest whole share. We do not expect that the rounding up of fractional shares will materially affect our number of record holders.

Accounting Matters

The reverse stock split will not affect the par value of our Common Stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our Common Stock on our balance sheet will be reduced proportionally based on the reverse stock split ratio effected by our Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Common Stock will be restated in future financial statements to give retroactive effect to the reverse stock split, as there will be fewer shares of our Common Stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the proposed amendment to our Certificate of Incorporation to implement the reverse stock split, and we will not independently provide stockholders with any such rights.

Certain United States Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split to stockholders. It addresses only the tax consequences to a United States holder that holds the pre-reverse stock split shares and post-reverse stock split shares as capital assets (generally, property held for investment). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in United States federal income tax consequences that may differ from those discussed below. This discussion is a summary for general information purposes only and does not address all aspects of United States federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders that may be subject to special tax rules, including, but not limited to, (i) banks, insurance companies, or other financial institutions; (ii) regulated investment companies; (iii) broker-dealers; (iv) tax-exempt entities; (v) traders in securities that elect to use the mark-to-market method of accounting; (vi) persons holding Common Stock in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (vii) persons who acquired Common Stock in connection with employment or the performance of services; and (viii) stockholders subject to the alternative minimum tax. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. In addition, this summary of certain United States federal income tax consequences does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any state of the United States or the District of Columbia; (iii) an estate the income of which is subject to federal income tax regardless of its source; or (iv) a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding Common Stock and the partners therein should consult their tax advisors regarding the tax consequences to them of the reverse stock split.

The reverse stock split should be treated as a recapitalization under Section 368(a)(1)(E) of the Code for United States federal income tax purposes. Therefore, no gain or loss will be recognized by a stockholder on account of the reverse stock split. The aggregate tax basis in the Common Stock received pursuant to the reverse stock split should equal the aggregate tax basis in the Common Stock surrendered, and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

To ensure compliance with Treasury Department Circular 230, each holder of Common Stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this proxy statement is limited in scope and not intended or written to be used, and cannot be used, by such holder for the purpose of (i) avoiding penalties that may be imposed on such holder under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed in this communication; (b) any such discussion has been included to support the marketing or promotion of the reverse stock split on the terms described herein; and (c) each such holder should seek advice based on his, her or its particular circumstances from an independent tax advisor.

Vote Required and Board of Directors’ Recommendation

The presence, in person or represented by proxy, and affirmative vote at the Special Meeting, of a majority in voting power of the outstanding shares entitled to vote at the Special Meeting is required for approval of this Proposal. Abstentions will have the effect of a vote against the Proposal, and broker non-votes will not be counted as a vote in favor of or a vote against the Proposal. If you sign and submit your proxy card without properly marking your voting instructions, your shares will be voted “FOR” this Proposal.

The Board of Directors unanimously recommends a vote “FOR” approval of this Proposal to grant our Board of Directors authority to amend our Certificate of Incorporation to effect a reverse stock split at a ratio within the range of 1-for-100 to 1-for-500.

PROPOSAL 2 - TO Adjourn the SPECIAL Meeting, if Necessary

TO SOLICIT ADDITIONAL PROXIES FOR THE REVERSE STOCK SPLIT PROPOSAL

General

The Company is asking its stockholders to vote on a Proposal to approve the adjournment of the special meeting of stockholders, if necessary, to solicit additional proxies for the Proposal to effect a reverse stock split set forth as Item (1) on the Proxy Card.

Purpose of this Proposal

As discussed above, our Board recommends a vote “FOR” the reverse stock split Proposal. In order to implement the reverse stock split, GeoVax is required under Delaware law to obtain the affirmative vote of a majority of all votes entitled to be cast on that Proposal. While we hope to have an approval vote by a majority of all votes entitled to be cast on the reverse stock split at the Special Meeting, it is possible we will not have sufficient votes to do so at the meeting. If we do not have sufficient votes for the reverse stock split Proposal to pass, we could adjourn the Special Meeting, solicit and obtain additional votes and reconvene the Special Meeting.

Vote Required and Directors’ Recommendation

The affirmative vote of a majority of shares of Common Stock present in person or by proxy at the Special Meeting and entitled to vote on the subject matter is required to approve this Proposal. Abstentions will have the effect of negative votes.

How does the Board of Directors recommend that I vote?

The Board of Directors unanimously recommends a vote “FOR” the approval to adjourn the Special Meeting, if necessary, to solicit additional proxies for the reverse stock split Proposal.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL
STOCKHOLDERS

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our Common Stock as of February 15, 2019 by (i) each director; (ii) each of the executive officers to be named in the summary compensation table in our Form 10-K and annual meeting proxy; (iii) all executive officers and directors as a group; and (iv) each additional person who is known by us to beneficially own more than 5% of our Common Stock. Except as otherwise indicated in footnotes to this table or, where applicable, to the extent authority is shared by spouses under community property laws, to our knowledge, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

	Common Stock
	Amount and Nature
	of Beneficial	Percent
Name of Beneficial Owner (1)	Ownership	of Class (2)

Directors and Executive Officers:
Randal Chase (3)	234,199	*
David A. Dodd (4)	3,519,325	1.3%
Farshad Guirakhoo (5)	323,332	*
Dean G. Kollintzas (6)	274,441	*
Robert T. McNally (7)	815,538	*
Mark W. Reynolds (8)	729,333	*
Harriet L. Robinson (9)	1,728,526	*
John N. Spencer, Jr. (10)	358,958	*
All executive officers and directors as a group (8 persons) (11)	7,983,652	3.0%
5% Stockholders:
Sabby Healthcare Master Fund, Ltd (12)	25,800,000	9.99%
Sabby Volatility Warrant Master Fund, Ltd (13)	25,800,000	9.99%
___________
* Less than 1%
(1)	Except as otherwise indicated, the business address of each director and executive officer listed is c/o GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080.
(2)

This table is based upon information supplied by officers and directors, and with respect to principal stockholders, Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 258,043,476 shares of Common Stock outstanding as of February 15, 2019. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of February 15, 2019, as well as shares of preferred stock which may be converted (subject to specified limits) at any time at the option of the holder, are deemed outstanding.

(3)	Includes options to purchase 194,199 shares of Common Stock exercisable within 60 days of February 15, 2019.
(4)	Includes options to purchase 3,391,600 shares of Common Stock exercisable within 60 days of February 15, 2019.
(5)	Includes options to purchase 323,332 shares of Common Stock exercisable within 60 days of February 15, 2019.
(6)	Includes options to purchase 259,516 shares of Common Stock exercisable within 60 days of February 15, 2019.
(7)	Includes options to purchase 773,333 shares of Common Stock exercisable within 60 days of February 15, 2019.
(8)	Includes options to purchase 663,333 shares of Common Stock exercisable within 60 days of February 15, 2019.
(9)	Includes options to purchase 554,800 shares of Common Stock exercisable within 60 days of February 15, 2019.
(10)

Includes options to purchase 312,333 shares of Common Stock exercisable within 60 days of February 15, 2019. Mr. Spencer shares voting and investment power with his spouse with respect to 46,625 shares which are owned jointly by them.

(11)

Includes options to purchase 6,472,446 shares of Common Stock exercisable within 60 days of February 15, 2019. Unless otherwise noted, none of our Directors or Executive Officers have pledged any of their beneficially-owned shares as security for any obligation.

(12)

The address for this stockholder is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. Includes 12,852,782 shares of Common Stock, 75,689,639 shares of Common Stock issuable upon conversion of one or more series of our outstanding Preferred Stock, and 28,584,906 shares of Common Stock underlying stock purchase warrants exercisable within 60 days of February 15, 2019. The Series C and Series E Preferred Stock contain conversion limitations providing that a holder thereof may not convert to the extent (but only to the extent) that, if after giving effect to such conversion, the holder or any of its affiliates would beneficially own in excess of either 4.99% (for conversion of the Series C Preferred Stock) or 9.99% (for conversion of the Series E Preferred Stock) (the “Maximum Percentage”) of the outstanding shares of Common Stock immediately after giving effect to such conversion. To the extent the above limitation applies, the determination of whether a share of preferred stock shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion. If no conversion limitations were applicable, as of February 15, 2019, this shareholder would beneficially own 117,127,327 shares of our Common Stock. Sabby Management, LLC shares voting and investment power with respect to these shares on behalf of this stockholder.  As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of this stockholder.  Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.  Except as described above, none of the holders has had, within the past three years, any position, office or other material relationship with the Company or any of our predecessors or affiliates.

(13)

The address for this stockholder is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. Includes 12,733,651 shares of Common Stock, 75,689,906 shares of Common Stock issuable upon conversion of one or more series of our outstanding preferred stock, and 28,584,906 shares of Common Stock underlying stock purchase warrants exercisable within 60 days of February 15, 2019. The Series C and Series E Preferred Stock contain conversion limitations providing that a holder thereof may not convert to the extent (but only to the extent) that, if after giving effect to such conversion, the holder or any of its affiliates would beneficially own in excess of either 4.99% (for conversion of the Series C Preferred Stock) or 9.99% (for conversion of the Series E Preferred Stock) (the “Maximum Percentage”) of the outstanding shares of Common Stock immediately after giving effect to such conversion. To the extent the above limitation applies, the determination of whether a share of preferred stock shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion. If no conversion limitations were applicable, as of February 15, 2019, this shareholder would beneficially own 117,008,463 shares of our Common Stock. Sabby Management, LLC shares voting and investment power with respect to these shares on behalf of this stockholder.  As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of this stockholder.  Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.  Except as described above, none of the holders has had, within the past three years, any position, office or other material relationship with the Company or any of our predecessors or affiliates.

OTHER MATTERS

Stockholder Proposals

As disclosed in our 2018 proxy statement, any proposal which a stockholder intended to present in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) at our 2019 Annual Meeting of Stockholders should have been received by us on or before January 1, 2019. Notice of stockholder proposals submitted outside of Rule 14a-8 of the Exchange Act, again, as disclosed in our 2019 proxy statement, will be considered untimely if received by us after March 18, 2019. We reserve the right to vote against, reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

Notice of intention to present a proposal at the 2019 Annual Meeting should be addressed to Corporate Secretary, GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080.

Delivery of Documents to Stockholders Sharing an Address

Some banks, brokers or other nominees may participate in the practice of “householding” proxy materials. This means that only one copy of our Proxy Statement may have been sent to multiple stockholders living in the same household. We will promptly arrange for delivery of a separate copy of the Proxy Statement to any stockholder who shares with another stockholder an address to which only one copy was delivered upon request made (i) in writing to us at GeoVax Labs, Inc., Attention: Corporate Secretary, 1900 Lake Park Drive, Suite, 380, Smyrna, Georgia 30080, (ii) by calling us at 678-384-7220, or (iii) via e-mail to mreynolds@geovax.com. Any stockholder who shares with another stockholder an address that receives only one copy of our Proxy Statement and wishes to receive a separate copy of either document in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee, or contact us at the above address and telephone number.

By Order of the Board of Directors

Mark W. Reynolds
Corporate Secretary

ANNEX A

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF GEOVAX LABS, INC.

GeoVax Labs, Inc. (the “Corporation”), does hereby certify that the Corporation’s Certificate of Incorporation originally filed with the Delaware Secretary of State on June 17, 2008, as previously amended by

●	Certificate of Merger filed June 18, 2008, as further amended by the following documents:
●	Certificate of Amendment to the Certificate of Incorporation filed April 13, 2010;
●	Certificate of Amendment to the Certificate of Incorporation filed April 27, 2010;
●	Certificate of Designation filed on March 20, 2012;
●	Certificate of Amendment to the Certificate of Incorporation filed August 1, 2013;
●	Amendment to Certificate of Designation filed on December 12, 2013;
●	Certificate of Designation filed on December 12, 2013;
●	Certificate of Designation filed on February 27, 2015,
●	Certificate of Amendment to the Certificate of Incorporation filed May 13, 2015;
●	Certificate of Amendment to the Certificate of Incorporation filed June 14, 2016;
●	Certificate of Designation filed on May 9, 2017;
●	Certificate of Amendment to the Certificate of Incorporation of the Corporation filed August 4, 2017.
●	Certificate of Designation filed on February 19, 2019; and
●	Certificate of Designation filed on February 26, 2019.

is hereby further amended pursuant to Section 242 of the General Corporation Law of the State of Delaware.

The Corporation does hereby further certify that this Certificate of Amendment was duly adopted by the Corporation’s Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

The Certificate of Incorporation of the Corporation, as amended, is amended as follows:

The first paragraph of Article IV of the Certificate of Incorporation, as amended, shall be deleted in its entirety and replaced with the following:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 610,000,000 shares, which are divided into two classes consisting of: (a) 600,000,000 shares of Common Stock, par value $0.001 per share, and (b) 10,000,000 shares of Preferred Stock, par value $0.01 per share.

Upon the effectiveness of this Certificate of Amendment of the Certificate of Incorporation (the “Effective Time”), each [___] shares of the Corporation’s Common Stock, par value $0.001 per share (“Old Common Stock”), issued and outstanding immediately prior to the Effective Time will automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of Common Stock, par value $0.001 per share (the “New Common Stock”) (and such combination and conversion, the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split, and instead, the Company shall issue one full share of New Common Stock to any stockholder who would have been entitled to receive a fractional share of New Common Stock as a result of the Reverse Stock Split. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (including any full shares of New Commons Stock issued with respect to fractional shares of Old Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.”

The remainder of the Certificate of Incorporation shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on ___________, 2019.

GEOVAX LABS, INC.

Name:

Title:

A-1

GEOVAX LABS, INC.

ATTN: CORPORATE SECRETARY

1900 LAKE PARK DRIVE

SUITE 380

SMYRNA, GEORGIA    30080

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy material electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IN PERSON – You may vote your shares in person by attending the Special Meeting.

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GeoVax Labs, Inc.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Special Meeting of Stockholders, Proxy Statement and Form of Proxy are available at: www.proxyvote.com.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

The Board of Directors recommends that you vote FOR the following proposals.		For	Against	Abstain

(1)

To approve the grant of discretionary authority to our Board of Directors to amend our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding Common Stock at any time after the date stockholder approval is obtained at a ratio within a range of 1-for-100 to 1-for-500, as selected by our Board of Directors.

		☐	☐	☐

(2)	To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies to vote for Proposal (1) above.	☐	☐	☐

NOTE: And such other business as may properly come before the meeting or any adjournment thereof.

The undersigned hereby ratifies and confirms all that said attorneys in fact, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the notice of the special meeting and the accompanying proxy statement.

Signature of Stockholder	Date	Signature (Joint Owners)	Date

NOTE: Please sign, within the box, exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GEOVAX LABS, INC.

This proxy is solicited on behalf of the Board of Directors
Special Meeting of Stockholders
April 15, 2019 8:30 a.m. Eastern Daylight Time

The shares represented by this proxy will be voted as specified herein by the stockholder when instructions are given in accordance with the procedures described herein and in the accompanying proxy statement. If no specification is made, all shares will be voted “FOR” the approval of the proposals set forth in the proxy statement.

The stockholder represented herein appoints David A. Dodd and Mark W. Reynolds, and each of them, with full power to act alone, the true and lawful attorneys in fact and proxies, with the full power of substitution and revocation, to vote all shares of Common Stock entitled to be voted by said stockholder at the Special Meeting of Stockholders of GeoVax Labs, Inc. to be held at the offices of Womble Bond Dickinson (US) LLP, 271 17th Street, NW, Suite 2400, Atlanta, Georgia 30363, on April 15, 2019 at 8:30 a.m. Eastern Daylight Time, and in any adjournment or postponement thereof as specified in this proxy. This proxy revokes any proxy previously given.

Stockholders may revoke this proxy at any time prior to the vote at the Special Meeting. If any other business is properly brought before the Special Meeting, the shares represented by this proxy will be voted at the discretion of the proxies identified above.

[CONTINUED AND TO BE SIGNED ON REVERSE SIDE]